Exhibit 99.1

ONCOTHYREON ANNOUNCES CLOSING OF
$15.0 MILLION REGISTERED DIRECT FINANCING

Seattle, Washington - August 10, 2009 - Oncothyreon Inc. (Nasdaq: ONTY) (TSX: ONY) announced today that it closed its previously announced sale of approximately 2.28 million shares of its common stock and warrants to purchase approximately 684,000 shares of its common stock for gross proceeds of approximately $15.0 million on August 7, 2009. Oncothyreon sold the shares and warrants for $6.5775 per unit (each unit consisting of one share and a warrant to purchase 0.30 shares of common stock). The exercise price of the warrants is $6.5775 per share. The warrants are exercisable at any time on or after the closing and on or prior to the second anniversary of the closing of the transaction on August 7, 2009. Oncothyreon plans to use the proceeds from this financing for general corporate purposes. Rodman & Renshaw, LLC, a wholly-owned subsidiary of Rodman & Renshaw Capital Group, Inc. (Nasdaq: RODM), acted as the exclusive placement agent for Oncothyreon. Boenning & Scattergood Inc. acted as financial advisor to Oncothyreon for the offering.

A registration statement relating to these securities (File No. 333-149837) has been declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor, shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Any offer of these securities will be solely by means of a prospectus included in the registration statement and any prospectus supplement that may be issued with respect to such offering. Copies of the final prospectus, including the prospectus supplement, can be obtained at the Securities and Exchange Commission’s website, www.sec.gov, from Oncothyreon at its Seattle, Washington address below or Rodman & Renshaw LLC by calling 212-356-0549.

About Oncothyreon

Oncothyreon is a biotechnology company specializing in the development of innovative therapeutic products for the treatment of cancer.

# # #

Investor and Media Relations Contact:
Julie Rathbun
Rathbun Communications
206-769-9219
ir@oncothyreon.com

ONCOTHYREON INC., 2601 Fourth Avenue, Suite 500, Seattle, WA 98121
Tel: (206) 801-2100   Fax: (206) 801-2101
http://www.oncothyreon.com